Exhibit 99.1

Greencity Acquisition Corporation Announces Pricing of

$40 Million Initial Public Offering

New York, New York, July 23, 2020 (GLOBE NEWSWIRE) -- Greencity Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 4,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market and trade under the ticker symbol “GRCYU” beginning July 24, 2020. Each unit consists of one ordinary share of the Company and one warrant, each warrant exercisable for one-half of one ordinary share of the Company at a price of $11.50 per whole share. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on The Nasdaq Capital Market under the symbols “GRCY” and “GRCYW,” respectively.

The Company has granted the underwriters a 45-day option to purchase up to an additional 600,000 units at the initial public offering price to cover over-allotments, if any.

The offering is expected to close on July 28, 2020, subject to customary closing conditions.

Ladenburg Thalmann & Co. Inc. is acting as book-running manager and Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as co-manager for the offering.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting Ladenburg Thalmann & Co. Inc., Attn: Syndicate Department, 277 Park Ave., 26th Floor, New York, NY 10172, telephone number: 1-800-573-2541, e-mail: prospectus@ladenburg.com.

A registration statement relating to the securities became effective on July 23, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Greencity Acquisition Corporation

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, the Company intends to focus on businesses that have a connection to the Asian market.

Contact

Richard Yu
Chief Financial Officer
(+86) 18017342125
richardyu@grcyu.com